Exhibit 99.1

EDGEWATER HOLDS 2016 ANNUAL STOCKHOLDERS’ MEETING

Wakefield, MA, June 16, 2016 – Edgewater Technology, Inc. (NASDAQ: EDGW), a leading consulting firm that brings a blend of classic and product-based consulting services to its clients, held its Annual Stockholders’ Meeting on June 15, 2016 in Wakefield, Massachusetts.

At the Annual Meeting, the Company’s stockholders were asked:

•	To elect eight directors to serve until the 2017 Annual Meeting of Stockholders;

•	To approve (on a non-binding advisory basis) named executive officer compensation;

•	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016; and

•	To transact any other business that may properly come before the Annual Meeting.

The elected eight board members include:

•	Shirley Singleton, Chairman, President and CEO of Edgewater;

•	Stephen Bova, an independent business consultant;

•	Paul Flynn, Executive Vice President and Commercial Loan Officer of People’s United Bank;

•	Paul Guzzi, Chairman of the Citi Performing Arts Center;

•	Nancy Leaming, former CEO and President of Tufts Health Plan;

•	Michael Loeb, President and CEO of Loeb Enterprises;

•	Timothy Whelan, Co-Founder and Managing Director Echo Financial Business Consulting; and

•	Wayne Wilson, former President and COO of PC Connection, Inc.

Approximately 90% of all issued and outstanding shares were represented at the Annual Stockholders’ Meeting.

Additionally, stockholders approved the Company’s named executive officer compensation and ratified the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the year ending December 31, 2016.

The Company’s next Annual Meeting is tentatively planned to be held in June 2017.

About Edgewater

Edgewater Technology, Inc. (NASDAQ: EDGW) is a strategic consulting firm delivering a blend of classic and product-based consulting services. Edgewater addresses the market both vertically by industry and horizontally by product and technology specialty, providing its client base with a wide range of business and technology solutions. As one of the largest IT consulting firms based in New England, the company works with clients to reduce costs, improve processes and increase revenue through the judicious use of technology. Edgewater’s brand names include Edgewater Technology, Edgewater Ranzal and Edgewater Fullscope. To learn more, please visit www.edgewater.com.

Company Contact:	Investor Relations:
Timothy R. Oakes	ThreePart Advisors
Chief Financial Officer	Steven Hooser
1-781-246-3343	1-214-872-2710
shooser@threepa.com